Clean Coal Technologies, Inc. Announces Site Agreement with Major Coal Power Station to Locate Pilot Plant in Oklahoma

New York, NY, September 17, 2013 - Clean Coal Technologies, Inc. (CCTC) ("the Company"), an emerging cleaner-energy company utilizing patented technology to convert raw coal into a more efficient fuel with less emissions, today announced that it has executed a Site Agreement with a major coal power station to host the Company’s pilot plant at its power plant in LeFlore County, Oklahoma.  An 8k has been filed in respect to this contract.

"The execution of this agreement is a major milestone in the commercialization of our unique processes.  We have found an ideal site to commission and test the pilot plant scheduled to be delivered to the Oklahoma facility within the next six weeks,” said Robin Eves, President & CEO of Clean Coal Technologies. The Site Agreement also includes financial terms of a technology license that would be available to the aforementioned power station’s affiliates anywhere in the world.

The construction, commissioning and testing of the Pilot Plant is being conducted by Science Applications International Corporation (“SAIC”), under the terms of an EPC agreement signed earlier this year with Clean Coal Technologies.  Although the pilot plant has been engineered by SAIC around CCTI’s unique concept for upgrading high moisture coal, a key component of the pilot plant is a devolatizer section that is also the core of the Company’s Pristine and Pristine-SA clean coal processes.  Together with certain front end test equipment under design by Carrier Vibrating Equipment of Louisville, Kentucky, Clean Coal Technologies will have put into place a very robust platform to rigorously test coal types from anywhere in the world, reliably generating key data to inform the design and functioning of commercial scale modules using any of the Company’s proprietary processes.

“The pilot plant represents an important step forward in the development of a viable coal upgrade process that enhances the sustainability of coal as a staple fuel for power generation anywhere in the world,” continued Mr. Eves.  “The bottom line is that the technologies that will be introduced on the back of the Oklahoma test plant could have positive implications for boiler efficiencies and the cost of power generation, and will benefit the coal industry in general on a global basis.”

“SAIC has done an outstanding job in the design of the plant,” said Ignacio Ponce de Leon, Chief Operating Officer of CCTI. “The major differentiator is that the design imparts a high degree of flexibility- dial-in capabilities that competently handle the tremendous variability of feed coal that presents itself not only across coalfields, but even within single seams of coal. It is apparent that some of the technologies that have preceded ours have failed to perform adequately in large part because they have not accounted for the important impact on process parameters that stem from variations in the feed coal within a single mining site. The test program and optimization of the test plant will use only the coal varieties available at the plant; no foreign coal will be tested at the site. Foreign coal and other US grades will be tested at the CCTI Testing Facility that will be established at an independent site after the commissioning.”

About Clean Coal Technologies, Inc.

Clean Coal Technologies, Inc., a cleaner-energy technology company with headquarters in New York City, NY, holds patented process technology and other intellectual property that converts raw coal into a cleaner burning fuel. The Company's trademarked end products, "Pristine™" coals, are significantly more efficient, less polluting, more cost-effective, and provide more heat than untreated coal. The principal elements of the Company's pre combustion technology are based on well-proven science and tried-and-tested industrial components. The Company's clean coal technology may reduce some 90% of chemical pollutants from coal, including Sulfur and Mercury, thereby reducing emissions affecting some coal-fired power plants.

For more information about Clean Coal Technologies please visit: www.cleancoaltechnologiesinc.com

Investor Relations Contact:Adam HoldsworthProActive Capital 646.862.4607adamh@proactivecrg.com

Public Relations Contact:Sandra LeeProActive Capital 646.862.4608slee@proactivecrg.com